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Exhibit 99.1


                ROPER INDUSTRIES, INC. ACQUIRES THREE COMPANIES

                    -- COMMENTS ON THIRD QUARTER OUTLOOK --

BOGART, GEORGIA, AUGUST 1, 2002 ... Roper Industries, Inc. (NYSE: ROP) today announced that it has separately acquired three businesses with combined revenues of approximately $60 million for an aggregate investment of approximately $63 million. Each of these acquisitions provides a synergistic opportunity for Roper and is expected to be accretive to Roper's fiscal 2003 earnings.

"The acquisitions announced today reflect the continuation of Roper's successful strategy of creating shareholder value by acquiring attractive niche market leaders and improving them," said Mr. Brian Jellison, Roper Industries President and Chief Executive Officer. "These companies have unique technologies, are well-positioned in their markets and provide immediate synergistic benefits to our existing platforms. As part of Roper, they will help expand our leadership in the global market for engineered products and solutions, and contribute to our bottom line results."

Specifically, Roper closed the acquisitions of:

- All outstanding shares of ZETEC, INC., a leading global supplier of non-destructive inspection solutions and consumables using eddy current technology, primarily for use in power generating facilities, for $26 million of cash and $30 million of assumed debt. Founded in 1969, the company is expected to produce $50 million of revenues in its first year with Roper, and the purchase price represents 5.6 times first year expected EBITDA. Zetec is based in Issaquah, Washington. Mr. Jellison added, "Zetec is a strong performer with a stable base business, high recurring revenues and excellent growth prospects. Its engineered solutions, applications expertise and customer service orientation make it the leader in its primary market and serve as a strong platform for continued growth in a broad range of industrial applications. Our support will help Zetec to realize its growth plans and financial potential."

- All outstanding shares of AI CAMBRIDGE LTD. ("QUALITEK"), a designer and manufacturer of leak detection equipment and systems for medical, pharmaceutical, food, packaging and automotive industries, primarily in Europe. Based in Cambridge, England, Qualitek is expected to have revenues of $9 million in the first 12 months under Roper's ownership. Mr. Jellison said, "Qualitek is a perfect complement for our Houston-based Uson leak detection business. The combination of these two leading brands will expand our geographic reach and applications expertise, and enable us to better serve customers worldwide through improved distribution and collaborative product development efforts."


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Exhibit 99.1

- DUNCAN TECHNOLOGIES, INC., an innovative designer and manufacturer of high-quality digital cameras for a variety of markets including machine vision, remote sensing and traffic monitoring. DuncanTech is based in Auburn, California. Mr. Jellison said, "DuncanTech's technological leadership in color processing and 3-CCD optics produce superior image quality. We plan to fully integrate DuncanTech into our Redlake MASD operations, leveraging this advanced technology throughout our industrial camera products."

The Company expects to report Zetec within its Industrial Controls Segment, and Qualitek and DuncanTech within its Analytical Instrumentation Segment.

THIRD QUARTER COMMENTS

Roper announced today that it expects its results for the fiscal third quarter ended July 31, 2002 to exceed results for the year-ago quarter, and, excluding a one-time euro debt conversion charge of $0.08 per share, to fall within its previous earnings per share guidance in the mid-fifty cent range. This update reflects encouraging performance in the Company's Fluid Handling and Industrial Controls Segments, expected performance in the non-imaging portion of the Analytical Instrumentation Segment, weakness in semiconductor and life science imaging markets, and the benefit of a reduction in the Company's effective tax rate for fiscal 2002. The Company announced its full-year effective tax rate will decline 300 basis points to 31.0%. This change was reviewed and confirmed in conjunction with the Company's preparation and recent filing of its principal 2001 income tax returns.

"We are taking many steps to improve our imaging business - the DuncanTech acquisition is just one example," said Mr. Jellison. "Roper continues to grow and execute its business strategy despite difficult economic conditions. This gives us considerable confidence as we work to further enhance our operating efficiency in the short term and position Roper and our businesses to capitalize on the additional opportunities that will come as conditions improve."

INVESTOR PRESENTATION

Roper is presenting at Banc of America Securities Electrical Equipment & Multi-Industry Conference on Friday, August 2, at the Southampton Inn, located at 91 Hill Street, Southampton, New York. A copy of the presentation will be made available on the Company's website at www.roperind.com. Information regarding the webcast of the presentation can also be found on the Company's website.


For additional information on Roper Industries, and to register to receive Company press releases via e-mail, visit the Company's website at www.roperind.com.

The information provided in this news release, in Company filings with the Securities and Exchange


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Exhibit 99.1

Commission, including its Annual Report on Form 10-K for the year ended October 31, 2001, and in other press releases and public disclosures, contain forward-looking statements about the Company's expected business outlook and future prospects. These forward-looking statements involve numerous risks and uncertainties that are beyond the Company's ability to control or predict. Such risks and uncertainties include, but are not limited to, the following: the level and timing of future business with Gazprom and other Eastern European customers; unfavorable changes in foreign exchange rates; difficulties associated with exports; risks associated with the Company's international operations; difficulty completing acquisitions and successfully integrating acquired businesses; increased product liability and insurance risks and costs; increased warranty exposure; future competition; changes in the supply of, or price for, raw materials, parts and components; environmental compliance costs and liabilities; and potential write-offs of substantial intangible assets.

There is no assurance that these and other risks and uncertainties will not have an adverse impact on the Company's future operations, financial condition or financial results. The Company believes that these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are only predictions and are not guarantees of performance. Further, forward-looking statements speak only as of the date they are made, and the Company does not undertake an obligation to update publicly any forward-looking statements in light of new information or future events.

Roper Industries, Inc. is an international manufacturer of analytical instrumentation, Industrial controls and fluid handling products.

Contact:    Christopher M. Hix
            Director of Investor Relations
            +1 (706) 369-7170
            investor_relations@roperind.com